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                                                                    EXHIBIT 12.1

                                  KNOLOGY, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                Year Ended December 31,
                                                       ----------------------------------------------------------------------------
                                                           1997         1998           1999            2000            2001
                                                       -----------  -------------  -------------  --------------  --------------
EARNINGS:
   Income (Loss) before cumulative effect of
   change in accounting principle and (provision)
   benefit for income taxes per statement of
   operations .....................................    $   183,438  $ (27,608,378) $ (76,743,572) $ (104,065,694) $ (119,459,402)

ADD:
   Portion of rents representative of the
   interest factor ................................              0         86,192        248,333         219,780         242,435


   Interest on indebtedness .......................         12,431     29,033,088     34,308,742      39,715,232      42,793,088


   Capitalized interest ...........................              0      2,469,000      3,040,000       2,329,000       2,430,453


   Amortization of debt discount ..................              0     13,651,778     15,798,661      17,638,349      19,739,129


   Fixed charges of unconsolidated subsidiary .....      6,249,356             --             --              --              --
                                                       -----------  -------------  -------------  --------------  --------------

   Income as adjusted .............................    $ 6,445,225  $  17,631,680  $ (23,347,836) $  (44,163,333) $  (54,254,296)
                                                       ===========  =============  =============  ==============  ==============

FIXED CHARGES:

   Portion of rents representative of the
   interest factor  ...............................              0         86,192        248,333         219,780         242,435


   Interest on indebtedness .......................         12,431     29,033,088     34,308,742      39,715,232      42,793,088

   Capitalized interest ...........................              0      2,469,000      3,040,000       2,329,000       2,430,453


   Amortization of debt discount ..................              0     13,651,778     15,798,661      17,638,349      19,739,129


   Fixed charges of unconsolidated subsidiary .....      6,249,356             --             --              --              --
                                                       -----------  -------------  -------------  --------------  --------------

   Fixed charges ..................................    $ 6,261,787  $  45,240,058  $  53,395,736  $   59,902,361  $   65,205,106
                                                       ===========  =============  =============  ==============  ==============

   Ratio of earnings to fixed charges .............           1.03             --             --              --              --

   Insufficient earnings to cover fixed charges ...             --     27,608,378     76,743,572  $  104,065,694  $  119,459,402
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